Exhibit 99(a)



                      FORM 11-K


                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549


(Mark One)

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934


For the year ended       December 31, 2001
                   ------------------------------------

                           OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934


For the transition period from            to
                               ----------    ----------

Commission file number       33-50134
                       --------------------------------





 	 THRIFT PLAN OF PHILLIPS PETROLEUM COMPANY
	          (Full title of the Plan)





     	        PHILLIPS PETROLEUM COMPANY
	      (Name of issuer of securities)





        Bartlesville, Oklahoma                 74004
(Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements
    --------------------

Financial statements of the Thrift Plan of Phillips Petroleum
Company, filed as a part of this annual report, are listed in the accompanying index.

(b) Exhibits
    --------

Exhibit 1  Consent of Ernst & Young LLP.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Thrift Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       THRIFT PLAN OF
                                 PHILLIPS PETROLEUM COMPANY



                                   /s/ Rand C. Berney
                               -------------------------------
                                       Rand C. Berney
                                           Member
                                    Thrift Plan Committee


June 19, 2002

-----------------------------------------------------------------
Index To Financial Statements             Thrift Plan Of Phillips
And Schedules                                   Petroleum Company


                                                             Page

Report of Independent Auditors ..............................   3

Financial Statements

  Statement of Net Assets Available for Benefits
    at December 31, 2001 and 2000 ...........................   4

  Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 2001 ....................   5

  Notes to Financial Statements .............................   6


Supplemental Schedules

  Schedule of Assets (Held at End of Year) as of
    December 31, 2001, Schedule H, Line 4i ..................  16

  Schedule of Reportable Transactions for the Year Ended
    December 31, 2001, Schedule H, Line 4j ..................  18

  Schedule of Nonexempt Transactions for the Year Ended
    December 31, 2001, Schedule G, Part III .................  19

-----------------------------------------------------------------
Report Of Independent Auditors


The Thrift Plan Committee
Thrift Plan of Phillips Petroleum Company

We have audited the accompanying statements of net assets available for benefits of the Thrift Plan of Phillips Petroleum Company (Plan) as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Thrift Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001 and 2000, and the changes in its net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2001, reportable transactions for the year then ended, and nonexempt transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Committee. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


                                  /s/ Ernst & Young LLP

                                      ERNST & YOUNG LLP
Tulsa, Oklahoma
June 19, 2002

-----------------------------------------------------------------
Statement Of Net Assets                   Thrift Plan Of Phillips
Available For Benefits                          Petroleum Company


                                           Thousands of Dollars
                                         ------------------------
                                               2001          2000
At December 31                           ------------------------

Assets
Investments
  Phillips Petroleum Company
    common stock                         $  666,185       665,938
  Insurance contracts                            18            30
  Vanguard Total Bond Market
    Index Fund                               59,737        59,242
  Vanguard 500 Index Fund                   169,790       221,916
  Vanguard Prime Money Market Fund          125,606       152,926
  Vanguard Balanced Index Fund               11,670        13,407
  Vanguard Total International Stock
    Index Fund                                4,541         6,008
  Vanguard Extended Market Index Fund        16,621        22,056
  Vanguard Asset Allocation Fund                603             -
  Vanguard Growth Index Fund                  1,677             -
  Vanguard Inflation-Protected
    Securities Fund                           1,451             -
  Vanguard International Growth Fund            598             -
  Vanguard LifeStrategy Conservative
    Growth Fund                                 217             -
  Vanguard LifeStrategy Growth Fund             427             -
  Vanguard LifeStrategy Income Fund             582             -
  Vanguard LifeStrategy Moderate
    Growth Fund                                 202             -
  Vanguard Mid-Cap Index Fund                 2,465             -
  Vanguard Morgan Growth Fund                   638             -
  Vanguard PRIMECAP Fund                      5,867             -
  Vanguard Small-Cap Growth Index Fund          525             -
  Vanguard Small-Cap Value Index Fund         2,019             -
  Vanguard Total Stock Market Index Fund      1,712             -
  Vanguard Value Index Fund                   1,482             -
  Vanguard Windsor II Fund                    4,184             -
  Loans to Plan participants                 18,316        22,773
-----------------------------------------------------------------
                                          1,097,133     1,164,296
Contributions Receivable                         19           582
Employee Deposits Receivable                    165            27
Loan Repayments Receivable                        -           119
-----------------------------------------------------------------
Total Assets                              1,097,317     1,165,024
-----------------------------------------------------------------

Net Assets Available for Benefits        $1,097,317     1,165,024
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net               Thrift Plan Of Phillips
Assets Available For Benefits                   Petroleum Company


                                                        Thousands
                                                       of Dollars
Year Ended December 31, 2001                           ----------

Additions
Contributions and Deposits
  Company contributions
    Matching                                           $    5,506
    Before-tax deposits                                    28,946
  Employee deposits                                        12,775
Rollovers                                                  24,560
Asset Transfers In                                          1,942
-----------------------------------------------------------------
                                                           73,729
-----------------------------------------------------------------

Investment Income
  Dividends                                                28,289
  Interest from participant loans                           1,343
  Net appreciation in fair value
    of investments                                         10,885
-----------------------------------------------------------------
                                                           40,517
-----------------------------------------------------------------

Total                                                     114,246
-----------------------------------------------------------------

Deductions
Distributions to
  Participants or Their
  Beneficiaries
      Cash                                                 64,755
      Phillips Petroleum Company
        common stock                                       35,643
Asset Transfers Out                                        81,493
Administrative Expense                                         62
-----------------------------------------------------------------
Total                                                     181,953
-----------------------------------------------------------------

Net Change                                                (67,707)

Net Assets Available for
  Benefits
Beginning of Year                                       1,165,024
-----------------------------------------------------------------

End of Year                                            $1,097,317
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Notes To Financial Statements             Thrift Plan Of Phillips
                                                Petroleum Company

Note 1--Plan Description

The following describes the Thrift Plan of Phillips Petroleum
Company (Plan) at December 31, 2001, subject to and qualified by the more complete information appearing in the Plan document as of that date.

The Plan is a defined contribution plan available to certain employees of Phillips Petroleum Company and participating subsidiaries (Company). Generally, any person on the direct U.S.
dollar payroll of the Company is eligible to participate. Retail outlet marketing employees and certain other employee classifications are not eligible.

The chief financial officer of Phillips has sole discretion to select investment funds for inclusion in the Plan provided the Trust fund includes, in addition to the Temporary Investment Fund and the Phillips Petroleum Company Stock Fund, one of each of the following three types of funds: (1) a money-market mutual fund;
(2) Standard and Poors 500 index mutual fund; and (3) a bond market index mutual fund. The Company has a trust agreement with Vanguard Fiduciary Trust Company (Vanguard). Under the trust agreement with Vanguard, Plan participants can direct their deposits to any of the following 23 funds: the Phillips Petroleum Company Stock Fund, the Vanguard Total Bond Market Index Fund, the Vanguard Balanced Index Fund, the Vanguard Value Index Fund, the Vanguard 500 Index Fund, the Vanguard Total Stock Market Index Fund, the Vanguard Growth Index Fund, the Vanguard Extended Market Index Fund, the Vanguard Mid-Cap Index Fund, the Vanguard Small-Cap Value Index Fund, the Vanguard Small-Cap Growth Index Fund, the Vanguard Total International Stock Index Fund, the Vanguard Prime Money Market Fund, the Vanguard Inflation-Protected Securities Fund, the Vanguard Asset Allocation Fund, the Vanguard Windsor II Fund, the Vanguard Morgan Growth Fund, the Vanguard PRIMECAP Fund, the Vanguard International Growth Fund, the Vanguard LifeStrategy Income Fund, the Vanguard LifeStrategy Conservative Growth Fund, the Vanguard LifeStrategy Moderate Growth Fund, or the Vanguard LifeStrategy Growth Fund. Plan Participants are allowed to change their investment direction and deposit rates monthly. In addition to the Plan assets held in the trust, there are Plan funds in the Deferred Settlement Account held by the Travelers Insurance Company.

The Phillips Petroleum Company Stock Fund (Phillips Stock Fund) is a single investment fund, which is invested only in the common stock of Phillips Petroleum Company (Phillips) and holds cash reserves as determined by the Trustee. It consists of two separate accounts, the Fund B Account and the Fund C Account.
The Fund B Account represents the value of investments from employee deposits contributed to the Phillips Stock Fund. The Fund C Account represents Company matching contributions.

Dividends represent earnings from the various Vanguard mutual funds in which the Plan participates. For the Phillips Stock
Fund, dividends include not only dividends on the Phillips common stock held, but also earnings on the small amount of cash reserves in the fund.

Participants may have up to 15 percent of their pay deposited in the Plan each month. Effective January 1, 2002, this percentage was increased to up to 20 percent of their pay. The first
5 percent is designated as regular deposits with any excess being designated as supplemental deposits. Deposits may be further designated by a participant as before-tax or after-tax deposits or a combination of both. Before-tax deposits are made by the Company on behalf of a participant who has elected the before-tax feature of the Plan, voluntarily reducing his salary by a corresponding amount. Total deposit amounts and allocation of deposits between after-tax and before-tax accounts are subject to limitations imposed by the Internal Revenue Code. Employee deposits may be suspended in certain circumstances.

The Company contributes an amount equal to 25 percent of an employee's regular deposits to the Phillips Stock Fund--Fund B Account and an amount equal to 15 percent of regular deposits to any other investment fund. All Company matching contributions are invested in the Phillips Stock Fund--Fund C Account. After April 30, 2001, the Plan requires employee deposits, before-tax deposits and Company contributions to be invested directly into participants' designated investment funds as soon as practicable, generally the night of each payday. Prior to May 1, 2001, employee deposits and before-tax deposits were first placed in a Temporary Investment Fund and remained there until the valuation date on or about the 20th day of the following month, when they were paid into the various investment funds in accordance with participants' allocation directions.

To facilitate participant loan repayments, the Trustee also maintains assets in a Temporary Investment Fund. These are invested in the Vanguard Prime Money Market Fund. Loan repayments are first placed in the Temporary Investment Fund and remain there until the valuation date on or about the 18th day of the following month. Loan repayments are transferred to the Loan

Fund and then are generally allocated to other investments based on the participant's regular deposits investment allocation, except that funds borrowed from Fund C are repaid only to Fund C. Earnings on deposits and loan repayments held in the Temporary Investment Fund are credited monthly, in the same manner, to each participant who made deposits or loan repayments during the month and still maintains an account in the Plan. The allocation of earnings are made to each Participant in the proportion to which his deposits or loan repayments bears to all deposits or loan repayments during the period for which such interest was earned. Employee deposits and earnings are paid into other investment funds as directed by the participant.

The Loan Fund is used to record transactions resulting from loans made to active employees against their accounts. Except for the Temporary Investment Fund and the Loan Fund, the interests of participants in each fund are represented by units allocated to them.

The Plan provides for daily transfers among funds; however, generally, Plan participants may not direct transfers to or from the Fund C Account, the Loan Fund, or the Temporary Investment Fund. A participant may make unlimited transfers of any dollar amount, whole percentages, or units to, or from, investment funds other than the Fund B Account, on any valuation date. A participant may direct the transfer of any dollar amount, whole percentage or number of units to, or from, his Fund B Account in the Phillips Stock Fund to, or from, other investment funds on any valuation date, but then must wait 10 calendar days to make another transfer involving the Fund B Account.

In addition to the rights described above permitting the transfer of amounts from one investment fund to another, a participant who has attained age 55 may, on any valuation date, direct the transfer of any dollar amount, whole percentage, or number of units in any investment fund (except the Temporary Investment
Fund) to any other investment fund (except to the Temporary Investment Fund or the Fund C Account). Provided, however, such Participant who transfers from the Fund C Account to any other investment fund may transfer that interest back to the Fund C Account on any subsequent valuation date, subject to the 10-calendar-day waiting period for transfers.

Effective January 1, 2001, the Plan was amended to allow Participants or former Participants, who receive a distribution of all or a portion of their taxable interest in other qualified plans, the ability to rollover all or a portion of the taxable distribution received from the other qualified plan. As a result, a total of $24.6 million of assets were transferred into the Plan due to rollover elections during 2001.

A participant is vested at all times with respect to his deposits and his interest in Company contributions. Company contributions may not be withdrawn until 24 months after they are contributed unless the participant has been in the Plan for at least five years or becomes eligible to withdraw, for reasons other than a specified financial hardship, his interest in his before-tax account. A participant may not withdraw his interest in his before-tax account unless he is at least age 59 1/2, experiences a specified financial hardship, becomes totally and permanently disabled, or severs employment. Upon the death of a participant, his beneficiary may withdraw the participant's entire account balance, including his before-tax account.

Distributions generally occur upon severance of employment, but may be deferred. For a participant who retires or becomes totally disabled, unless a request for withdrawal is made as of any earlier date, distribution generally will be deferred to a date not later than the first valuation date in October of the year age 69 is attained. If the participant dies, distribution to a surviving spouse beneficiary will be deferred to the first valuation date in October in the year in which the participant would have attained age 69. This deferral is revocable by the participant or the surviving spouse. Distributions to non-spouse beneficiaries may be deferred approximately five years. Distributions are based on the valuation of the participant's interest in the trust fund. Available forms of distribution are:

     (a) in cash from all investment funds other than the Phillips Petroleum Company Stock Fund;

     (b) in whole shares of common stock and/or cash from the Phillips Petroleum Company Stock Fund;

     (c) with respect to a participant who retired under a Company retirement plan before July 1, 1992, and who timely elected a deferred settlement option--monthly, quarterly or annual payments irrevocably elected from his interest in the Plan--commencing at retirement with, at the participant's direction, a designated life-interest beneficiary to receive any unpaid scheduled payments following the participant's death.

A participant may elect a direct rollover of the taxable portion of most distributions to an Individual Retirement Account or another tax-qualified plan. The taxable portion of any such distribution that is not rolled over directly will be subject to 20 percent federal withholding.

The Plan is administered by the Thrift Plan Committee, the members of which are appointed by the Board of Directors of the Company. The Plan Financial Administrator and Plan Benefits Administrator are the persons who occupy, respectively, the Company positions of Treasurer and Compensation and Benefits Manager. Members of the Committee and the Plan Administrators serve without compensation, but are reimbursed by the Company for necessary expenditures incurred in the discharge of their duties. The Plan pays all reasonable expenses necessary for the operation of the Plan, unless such expenses are paid by the Company. The Company pays only the Trustee's recordkeeping and accounting fees.

The Company intends to continue the Plan indefinitely, but reserves the right to amend or terminate it at any time. In the event of termination of the Plan, participants and beneficiaries of deceased participants will receive, within a reasonable time, any funds in their accounts as of the date of the termination.

Note 2--Non-Participant-Directed Investments

The Phillips Stock Fund is the only non-participant-directed fund in the Plan. The Company's matching contributions are invested in the Phillips Stock Fund--Fund C Account. Information about the net assets and the significant components of the changes in net assets relating to the Phillips Stock Fund follows:

                                             Thousands of Dollars
                                             --------------------
                                                 2001        2000
At December 31                               --------------------
Net Assets:
  Phillips Petroleum Company common stock    $666,185     665,938
  Vanguard Prime Money Market Fund              1,704       5,066
  Employee deposits receivable--Fund B             94           -
  Contributions receivable--Fund C                 19         523
-----------------------------------------------------------------
                                             $668,002     671,527
=================================================================

Changes in Net Assets during Year
  Ended December 31, 2001:
    Matching Company contributions--Fund C               $  5,506
    Employee and before-tax deposits                       24,492
    Employee loan repayments                                7,693
    Employee loan withdrawals                              (5,229)
    Dividends                                              15,664
    Net appreciation in fair value of
      investments                                          41,117
    Distributions to participants or their
      beneficiaries                                       (54,099)
Transfer to participant-directed investments               (4,509)
Asset transfers in and rollovers in                         9,744
Asset transfers out                                       (44,079)
Other additions                                               201
Administrative expense                                        (26)
-----------------------------------------------------------------
                                                         $ (3,525)
=================================================================


Note 3--Significant Accounting Policies

Basis of Presentation
The Plan's financial statements are presented on the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and schedules. Actual results could differ from those estimates and assumptions.

Note 4--Investments

Valuation

All securities are valued at their quoted market price. Insurance contracts are valued pursuant to their terms; the value, which approximates fair value, represents fund deposits, plus interest credited, less distributions. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Participant loans are valued at cost, which approximates fair value.

Appreciation (Depreciation)

During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

                                                        Thousands
                                                       of Dollars
                                                       ----------
Phillips Petroleum Company common stock                  $ 41,117
Vanguard Total Bond Market Index Fund                       1,027
Vanguard 500 Index Fund                                   (25,567)
Vanguard Balanced Index Fund                                 (813)
Vanguard Total International Stock Index Fund              (1,174)
Vanguard Extended Market Index Fund                        (2,397)
Vanguard Asset Allocation Fund                                (26)
Vanguard Growth Index Fund                                    (82)
Vanguard Inflation-Protected Securities Fund                  (28)
Vanguard International Growth Fund                            (65)
Vanguard LifeStrategy Conservative Growth Fund                 (3)
Vanguard LifeStrategy Growth Fund                             (14)
Vanguard LifeStrategy Income Fund                              (9)
Vanguard LifeStrategy Moderate Growth Fund                     (7)
Vanguard Mid-Cap Index Fund                                   (57)
Vanguard Morgan Growth Fund                                   (71)
Vanguard PRIMECAP Fund                                       (507)
Vanguard Small-Cap Growth Index Fund                           25
Vanguard Small-Cap Value Index Fund                            41
Vanguard Total Stock Market Index Fund                        (85)
Vanguard Value Index Fund                                    (177)
Vanguard Windsor II Fund                                     (243)
-----------------------------------------------------------------
                                                          $10,885
=================================================================

Note 5--Contributions Receivable

Contributions receivable at December 31 included the following:

                                             Thousands of Dollars
                                             --------------------
                                             2001            2000
                                             --------------------
Receivable from the Company for
  Matching contributions                     $ 19             523
  Before-tax deposits                           -              59
-----------------------------------------------------------------
                                             $ 19             582
=================================================================


Note 6--Loan Fund

The Plan allows loans to active employees or parties-in-interest from their accounts. The minimum loan is $1,000, and generally the maximum is the lesser of $50,000 or half the participant's vested account. The loans may extend for up to 60 months
(180 months for a home loan) with a rate of interest equal to the national prime lending rate, as determined on the last valuation date of the previous month. No more than one home loan and two regular loans may be outstanding at any given time.

Loan payments and interest are repaid to the borrowing participant's accounts through the Loan Fund, which records the outstanding loans and related transactions. Generally, repayments are allocated to other investment funds based on a participant's regular deposits investment direction, except that funds borrowed from Fund C are repaid only to Fund C.


Note 7--Asset Transfers In

In 2000, Phillips acquired River Gas Corporation. River Gas Corporation employees who became Phillips employees as a result of this acquisition were given the option of transferring their balances from their River Gas plan to the Phillips Thrift Plan. As a result, $1.9 million of assets were transferred into the Plan in the first quarter of 2001.


Note 8--Asset Transfers Out

Effective January 1, 2001, former Phillips Petroleum Company employees, who became Chevron Phillips Chemical Company employees, were allowed a one-time opportunity to transfer their entire account balances from the Plan to the Chevron Phillips Chemical Company savings plan during the first quarter of 2001. Approximately 1,350 participants elected this transfer option, moving approximately $81.5 million out of the Plan. On

January 1, 2001, these former employees also became eligible to withdraw the funds in their Plan accounts, excluding their before-tax deposits and the earnings on these deposits, while they were employees of Chevron Phillips Chemical Company. As a result of these transfers and withdrawals, total Plan distributions in 2001 were higher than historical averages.


Note 9--Transactions with Parties-in-Interest

Certain investments of the Plan are in shares of mutual funds managed by Vanguard. As Vanguard is the Plan's trustee, these transactions qualify as party-in-interest transactions. In addition, certain Plan investments are in Phillips' common stock. These transactions also qualify as party-in-interest transactions.

During 2001, the Plan received $15,664,000 in common stock dividends from the Company. Fees paid for legal, accounting, and other services rendered by parties-in-interest were based on customary and reasonable rates for such services.


Note 10--Tax Status

The Internal Revenue Service (IRS) determined on November 30, 1995, that the Plan, as amended through June 23, 1994, is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under
Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


Note 11--Subsequent Events

The Plan is being amended to exclude the Alaskan allowance and the temporary or regular North Slope allowance from eligible pay for consideration as contributions to the Plan, effective July 1, 2002. The Alaskan allowance, or Alaska Market Factor, is a cost-of-living salary adjustment which compensates for the remoteness and special conditions of living in Alaska, which is unique to employees permanently assigned and residing full-time in Alaska. The North Slope allowance is additional compensation, above and beyond normal salary or wages, for employees required to work special schedules at remote locations in Alaska.

Effective January 1, 2002, employees of Tosco Corporation, which was acquired by Phillips in September 2001, became eligible for participation in the Plan.

On March 12, 2002, stockholders of Phillips and Conoco Inc. approved a merger of the two companies to form ConocoPhillips. The merger is conditioned upon, among other things, customary regulatory clearances and is expected to close in the second half of 2002. Under the terms of the merger agreement, each outstanding Phillips share, including all those held by the Thrift Plan, will automatically be converted into a share of the new ConocoPhillips common stock.

-----------------------------------------------------------------------------
Schedule of Assets (Held at End of Year)              Thrift Plan Of Phillips
Schedule H, Line 4i                                         Petroleum Company
                                                 EIN 73-0400345, Plan No. 002

At December 31, 2001


(a)(b) Identity of   (c) Description of investment    Thousands of Dollars
issue, borrower, including maturity date, -------------------------- lessor, or similar rate of interest, collateral, (d) Historical (e) Current
party                par or maturity value                   Cost       Value
-------------------- ----------------------------- -------------- -----------

Phillips Petroleum   Common Stock, $1.25 par
  Company*             value, 11,055,176 shares          $308,788     666,185
-----------------------------------------------------------------------------

The Vanguard Group*  5,891,256.719 units, Vanguard
                       Total Bond Market Index Fund            **      59,737

                     1,603,453.140 units, Vanguard
                       500 Index Fund                          **     169,790

                     125,606,063.44 units, Vanguard
                       Prime Money Market Fund            125,606     125,606

                     653,399.305 units, Vanguard
                       Balanced Index Fund                     **      11,670

                     489,352.942 units, Vanguard
                       Total International Stock
                       Index Fund                              **       4,541

                     719,854.739 units, Vanguard
                       Extended Market Index Fund              **      16,621

                     27,639.845 units, Vanguard
                       Asset Allocation Fund                   **         603

                     63,503.714 units, Vanguard
                       Growth Index Fund                       **       1,677

                     136,595.281 units, Vanguard
                       Inflation-Protected
                       Securities Fund                         **       1,451

                     39,814.968 units, Vanguard
                       International Growth Fund               **         598

                     15,403.397 units, Vanguard
                       LifeStrategy Conservative
                       Growth Fund                             **         217

                     24,502.302 units, Vanguard
                       LifeStrategy Growth Fund                **         427

-----------------------------------------------------------------------------
Schedule of Assets (Held at End of Year)              Thrift Plan Of Phillips
Schedule H, Line 4i                                         Petroleum Company
(continued)                                      EIN 73-0400345, Plan No. 002

At December 31, 2001


(a)(b) Identity of   (c) Description of investment    Thousands of Dollars
issue, borrower, including maturity date, -------------------------- lessor, or similar rate of interest, collateral, (d) Historical (e) Current
party                par or maturity value                   Cost       Value
-------------------- ----------------------------- -------------- -----------

                     45,281.189 units, Vanguard
                       LifeStrategy Income Fund                **         582

                     12,679.903 units, Vanguard
                       LifeStrategy Moderate Growth
                       Fund                                    **         202

                     208,756.562 units, Vanguard
                       Mid-Cap Index Fund                      **       2,465

                     43,607.398 units, Vanguard
                       Morgan Growth Fund                      **         638

                     113,882.245 units, Vanguard
                       PRIMECAP Fund                           **       5,867

                     48,295.500 units, Vanguard
                       Small-Cap Growth Index Fund             **         525

                     196,170.099 units, Vanguard
                       Small-Cap Value Index Fund              **       2,019

                     66,524.940 units, Vanguard
                       Total Stock Market Index
                       Fund                                    **       1,712

                     78,403.053 units, Vanguard
                       Value Index Fund                        **       1,482

                     163,504.503 units, Vanguard
                       Windsor II Fund                         **       4,184
-----------------------------------------------------------------------------
                                                          125,606     412,614
-----------------------------------------------------------------------------

Thrift Plan of       Loans to Plan participants*
  Phillips Petroleum   at 5% - 9.5%
  Company*                                                      -      18,316

Travelers Insurance  Group Annuity Contract GR-1966A,
  Company*             deferred settlement account             **          18
-----------------------------------------------------------------------------
                                                         $434,394   1,097,133
=============================================================================
 *Party-in-interest
**Historical cost information is not required for participant-directed investments.



---------------------------------------------------------------------------------
Schedule of Reportable Transactions                       Thrift Plan of Phillips
Schedule H, Line 4j                                             Petroleum Company
Series of Transactions in Excess                         EIN 73-0400345, Plan 002
  of 5 Percent of Net Assets (Category iii)


Year Ended December 31, 2001

                                         Thousands of Dollars
                     ------------------------------------------------------------
                                                                 (h)
     (a)(b)                                                      Current
Identify of party                                               value of    (i)
involved and             (c)      (d)                 (g)       asset on      Net
description of        Purchase  Selling     (f)        Cost  transaction  gain or
asset                    price    Price  Expenses  of asset         date    (loss)
--------------------  --------  -------  --------  --------  -----------  -------
Phillips Petroleum
  Company*
  Common Stock        $ 53,389        -       Net  $      -       53,389        -
                             -   71,616       Net    30,439       71,616   41,177

The Vanguard Group,*
  Vanguard Prime
  Money Market Fund    155,383        -       Net         -      155,383        -
                             -  184,518       Net   184,518      184,518        -
---------------------------------------------------------------------------------
*Party-in-interest

Column (e) is not applicable.

There were no category (i), (ii) or (iv) reportable transactions during 2001.


------------------------------------------------------------------
Schedule of Nonexempt Transactions         Thrift Plan of Phillips
Schedule G, Part III                             Petroleum Company
                                          EIN 73-0400345, Plan 002


Year Ended December 31, 2001

                                                     (c)
                                               Description of
                             (b)           transactions, including
        (a)         Relationship to plan,  maturity date, rate of
    Identity of       employer or other     interest, collateral,
  party involved      party-in-interest     par or maturity value
------------------  ---------------------  -----------------------

Phillips Petroleum  Employer/Plan Sponsor  On a limited number of
  Company dates from 1996 to 2001, there was a delay in the transfer of employee deposits to Vanguard, totaling $2,025,614.
                                           The related earnings of
                                           $57,774 were deposited
                                           into the Plan in July
                                           2001.


Columns (d) through (j) are not applicable.

                                                        Exhibit 1




                  CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-50134) pertaining to the Thrift Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 19, 2002, with respect to the financial statements and schedules of the Thrift Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 2001.



                                  /s/ Ernst & Young LLP

                                      ERNST & YOUNG LLP

Tulsa, Oklahoma
June 19, 2002